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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) AUGUST 17, 1999

                        OCCIDENTAL PETROLEUM CORPORATION
             (Exact name of registrant as specified in its charter)


           DELAWARE                     1-9210                  95-4035997
 (State or other jurisdiction         (Commission            (I.R.S. Employer
       of incorporation)              File Number)          Identification No.)


            10889 WILSHIRE BOULEVARD, LOS ANGELES, CALIFORNIA 90024
            (Address of principal executive offices)     (ZIP code)

               Registrant's telephone number, including area code:
                                 (310) 208-8800

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Item 5.   Other Events
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     Occidental Petroleum Corporation ("Occidental") today announced that it will redeem on September 16, 1999, all of the 3,131,001 outstanding shares of its $3.00 Cumulative CXY-Indexed Convertible Preferred Stock at a price of $51.50 per share plus accumulated and unpaid dividends ($.625) to, but not including, the redemption date, for a total redemption price of $52.125. Each share of preferred stock will be convertible during the redemption period at the option of the holder into 3.168 shares of Common Stock of Occidental. The right to so convert expires at 5:00 p.m. (New York City time) on September 16, 1999. Holders of Preferred Stock who convert their shares on or prior to September 10, 1999 will be entitled to receive the regular quarterly dividend of $.25 per share of Common Stock payable October 15, 1999 to stockholders of record on September 10, 1999. The closing price of the Common Stock on the New York Stock Exchange on August 17, 1999 was $20.8125 per share. If all of the outstanding shares of the Preferred Stock were converted into Common Stock, Occidental would issue approximately 9.9 million shares of Common Stock.

     Notice of the redemption and instructions for delivery of the Preferred Stock certificates will be mailed today to all registered holders. ChaseMellon Shareholder Services, L.L.C. will act as redemption agent and conversion agent and may be contacted by mail at P.O. Box 3302, South Hackensack, New Jersey, 07606, Attn: Reorganization Dept., or by telephone at 800-777-3674.

     The redemption is part of Occidental's previously announced program to maximize its return to shareholders on its equity investment in Canadian Occidental Petroleum.

     After the redemption Occidental will continue to own outright 40.2 million shares of Canadian Occidental common stock.
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                                    SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                             OCCIDENTAL PETROLEUM CORPORATION
                                       (Registrant)




DATE:    August 17, 1999     S. P. Dominick, Jr.
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                             S. P. Dominick, Jr.,  Vice President and Controller